Exhibit 10.1

WAIVER AND RELEASE

Whereas at the request of the Board of Directors (the “Board”) of C&J Energy Services Ltd. (formerly known as Nabors Red Lion Limited, “C&J”) I, RANDALL C. MCMULLEN, JR., assumed the position of C&J’s Chief Executive Officer upon the death of C&J’s founder, Chief Executive Officer and Chairman, Josh Comstock, in March 2016, and maintained my existing positions as C&J’s President and Chief Financial Officer and as a member of the Board;

Whereas it was the intention of the Board and the Compensation Committee of the Board to provide a salary commensurate with my additional responsibilities;

Whereas due to the extreme demands on the attention of the Board and the Compensation Committee created by the ongoing financial crisis in the energy industry and the issues created by the death of Mr. Comstock, it was understood that the salary adjustment would be made in the future, but would include a retroactive provision to the extent appropriate; and

Whereas my employment terminated prior to the Board and Compensation Committee officially approving and implementing any such increase;

Therefore, I agree to the terms of this Waiver and Release as follows to resolve all issues related to my employment, including but not limited to, the salary increase related to my assumption of the Chief Executive Officer role, in addition to my existing positions as President, Chief Financial Officer and director.

Pursuant to the terms of the Employment Agreement between me and C&J, dated September 26, 2014 to be effective March 24, 2016 (the “Agreement”), and in exchange for the benefits provided in the Agreement, plus additional benefits including the waiver of the restrictions in Section 7.1 (a) and (b) of the agreement, to which I acknowledge I would not otherwise be fully entitled (the “Separation Benefits”), I hereby agree as follows and waive all claims against and release (i) Nabors Red Lion Limited and its directors, officers, employees, agents, insurers, investors, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), (iii) the Company’s and its Affiliates’ employee benefit and incentive plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”); and (iv) the Company’s and its Affiliates’ equity incentive and equity investment plans and the fiduciaries and agents of said plans (collectively referred to as the “Equity Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than benefits due pursuant to the Agreement and rights and benefits I am entitled to under the Benefit Plans or Equity Plans. (The Company, its Affiliates, the Benefit Plans and the Equity Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)

I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Separation Benefits. In exchange for the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold the minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

This Waiver and Release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Notwithstanding anything to the contrary in this Waiver and Release, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement, and the Company expressly acknowledges and agrees that the Company will continue to comply with the terms of the Indemnification Agreement that I entered into on February 3, 2011 including in relation to my position as a defendant in the matter of City of Miami General Employees’ and Sanitation Employees’ Retirement Trust v. C&J Energy Services, and any related litigation, or future litigation pertaining to actions of the Company and/or my role as Chief Executive Officer, President, Chief Financial Officer, or a member of the Board of Directors of the Company prior to the date hereof; (b) the right to receive the Separation Benefits; and (c) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan or other Benefit Plans.

I acknowledge that the Company’s provision of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates. I further agree that I will make no derogatory comments about the Company. I understand that nothing herein prohibits me from: (i) disclosing confidential information when compelled to do so by law; (ii) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (iii) or making disclosures that are protected under the whistleblower provisions of applicable law.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release or the validity of my release of claims. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including but not limited to breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement, to be effective as of June 13, 2016.

C&J ENERGY SERVICES LTD.

By:	/s/ Daniele Hunter
Name:	Danielle Hunter
Title:	EVP, General Counsel

Date:	June 16, 2016

RANDALL C. MCMULLEN, JR.

/s/ Randall C. McMullen, Jr.

Date:	June 16, 2016

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